UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Exchange Act of 1934

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Acadia Realty Trust

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Supplement to the Proxy Statement for the
Annual Meeting of SHAREHOLDERS TO BE HELD ON MAY 9, 2019

Dear Shareholders,

Acadia Realty Trust, Inc. (the “Company”) is providing additional information in connection with Proposal No. 3: Advisory Approval of the Company’s Executive Compensation. The Board of Trustees believes that the Company’s executive compensation program effectively aligns our executive officers’ pay with Company performance and the interests of our shareholders. Below are additional details that demonstrate our strong commitment to pay-for-performance alignment and why we believe your support for Proposal No. 3 is warranted.

Pay-for-Performance Alignment

Our goal is to provide executive officers with competitive pay opportunities that are subject to the achievement of performance goals that support the Company’s short-term and long-term strategic objectives. Accordingly, target compensation for our CEO approximates the median of the executive compensation peer group (which peer group the Company carefully selected to include the most similar competitors based on size and asset holdings, so that comparisons of our compensation structure to such peers would be meaningful).  The Compensation Committee believes our CEO’s target compensation is appropriate relative to the Company’s performance.

•	Our relative TSR vs. our executive compensation peer group ranks us at the 88th percentile, 52nd percentile and 75th percentile over the 1YR, 3YR and 5YR periods ending December 31, 2018, respectively
•

Over each of these time periods, we have outperformed both the SNL REIT Retail Shopping Center index and the broader SNL REIT Retail index but slightly underperformed this broad retail comparative group over the 3YR period. Accordingly, our negative returns over the 1YR and 3YR periods were a result of the overall retail REIT market conditions

•

Our year-to-date performance in 2019 has been strong on both an absolute and relative basis, returning 22% to shareholders as of April 25, 2019, a return that outperforms our executive compensation peer group and the relevant REIT indices listed above

We believe our compensation program demonstrates a strong pay-for-performance alignment that is consistent with the value being created for shareholders given that:

•	Our CEO’s 2018 cash bonus paid out at 93% of target demonstrating the rigor of our cash bonus goals
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Most of the compensation paid to our executives is in the form of equity awards subject to five-year vesting periods (including more than 85% of our CEO’s compensation) resulting in the majority of executive pay being subject to the same market fluctuations in our stock price as our shareholders

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Performance-based LTIP Units vest based on our relative TSR performance against our retail REIT peers motivating our management to deliver the strongest results possible relative to the market conditions within our sector

Changes to the Executive Compensation Program Structure

Our Compensation Committee regularly assesses the design of the Company’s executive compensation program structure and makes changes over time to reflect current market and governance practices.  In 2017, the Board of Trustees modified key elements of the program, including:

•	The Company’s bonus pool concept was replaced with a formulaic annual bonus plan that is based on financial measures, emphasizing strategic priorities and individual performance
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Performance shares were modified to eliminate the “all-or-nothing” approach that was contingent on the achievement of FFO hurdles or TSR performance in favor of 3-year performance shares subject to the achievement of relative TSR goals as compared to our retail REIT peers

Following these changes, the Company received a record high level of support with 98.6% of shareholders approving the 2018 Say-on-Pay proposal. It is important to note that these changes were not made as a result of any negative Say-on-Pay voting results (the Company has never received less than 91.7% shareholder approval), but instead were made in connection with the Company’s commitment to maintaining a best-in-class, market-based compensation program.

Our Compensation Committee continues to assess our executive compensation program and make changes as appropriate.  For the 2019 Annual Cash Bonus Plan, the Compensation Committee increased the objective financial metrics from 50% to 65% and reduced the subjective component from 50% from 35% in accordance with the preference for more objective measures by shareholders.  The below chart outlines the financial metrics used in our cash bonus program and their corresponding weightings:

Financial Performance Criteria	2018 Weighting	New 2019 Weighting
FFO/Share	15%	20%
Same-Store NOI growth	10%	20%
Leverage – Core Debt to EBITDA	12.5%	12.5%
Acquisitions	12.5%	12.5%

Setting Financial Bonus Metrics

Our cash bonus plan is based on the achievement of both objective financial and strategic performance goals. The objective financial measures are set based on the Company-disclosed guidance and are consistent with market expectations.

•	The target ranges for FFO/share, NOI growth and Fund acquisitions were consistent with the Company’s disclosed guidance for 2018
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The FFO/share target goal was based on the midpoint of the high and low expectation of 2018 FFO per share at $1.39, which reflected a decline from the prior year’s results. This expected decline was largely driven by the timing of Fund acquisitions and dispositions and expected repayments within the Structured Finance business resulting in lower interest income.  These results were consistent with the guidance provided to our investors at the beginning of the year

-	Same-store NOI growth and fund acquisitions targets were meaningfully increased from the prior year from 1% to 2% and $400 million to $450 million, respectively
•	Core Debt to EBITDA was set at more challenging hurdles from the prior year and were consistent with acceptable leverage expectations within the retail REIT industry

The Compensation Committee believes that the goals set were challenging based on the current retail REIT environment evidenced by the fact that our CEO’s 2018 cash bonus paid out below target.

Board Evaluation of 2018 Subjective Bonus Measures

The Compensation Committee believes that not all performance measures can be assessed based on quantifiable financial metrics and that accomplishing strategic priorities that lead to the long-term success of the Company is also important.  Accordingly, a portion of our cash bonus program is based on a qualitative assessment of pre-established performance goals, as follows:

Strategic Performance

The strategic goals are structured to provide our management with the flexibility to assess and best execute the strategic plan given the unpredictable nature of the retail sector. However, the assessment of their success in maintaining the strategic goals is based on measurable achievements and tangible results. The Company’s achievement of the 2018 strategic performance goals is outlined below and resulted in a 3.5 out of 5 rating:

2018 Strategic Goal	Related Accomplishments
Maintain a high-quality core portfolio of retail assets

-Core Portfolio occupancy of approximately 94%

-3.8% same-store NOI growth for the second half of the year, attributable to the re-leasing of key street and urban properties during the second half of 2018

-3 Core Portfolio redevelopment projects in progress as of December 31, 2018

-Executed leases with several high-quality tenants in 2018 including Aritzia, Allbirds and Gabriela Hearst

Maintain a disciplined growth strategy that enables opportunistic investing

-Ended 2018 with $1.1 billion of discretionary buying power that is available to invest through August 2021

-No core acquisitions in 2018 given the reluctance of sellers in key markets to mark their assets to market and the Company’s focus on high-yield acquisitions

-Executed a LOI to acquire a portfolio of eight properties in New York’s SOHO submarket for $155.5 million without turning to equity markets or adding leverage

Individual Performance Measures

Cash bonus payouts for our executive officers, including the CEO, are also assessed based on individual performance. The Compensation Committee concluded that the CEO merited a performance rating at target based on its assessment of performance against his pre-established individual goals set in early 2018.

CEO – Individual Performance Metrics	Assessment
Ensuring AKR's long-term financial stability by raising new sources of capital, and by preserving & expanding AKR's liquidity position

-Ended 2018 with $1.1 billion of discretionary buying power that is available to invest through August 2021

-Maintained access to capital through strong bank relationships across the industry, including executed a 10-year $50 million financing using the proceeds to pay off outstanding borrowings on our line of credit, taking advantage of the low-rate environment

Developing short & long-term initiatives consistent with the current economic environment and forecasts

-Actively oversees and monitors the Company’s investment portfolio and keeps abreast of the current retail and larger macroeconomic forecasts

-Leveraged the low-rate environment to pay off revolving credit

-Re-purchased 2.3 million shares at an average cost per share of approximately $24, taking advantage of mispricing in the retail REIT

Success in interfacing with Board to develop Company strategy to ensure shareholder value is maximized over the long-term	-Communicates to the Board the Company’s investment opportunities and strategies on a regular basis -Led strategic reviews presented to the Board through 2018
Stewardship at the top of organization, and success in interfacing with major institutional investors and JV partners.

-Regularly engages with the executive management team to suggest ideas and effectively execute the Company’s overall strategy

-Presented at several conferences (including NAREIT’s REITweek) and maintained communication with major institutional investors and JV partners

-Acadia was recipient of the 2018 NAREIT Gold Investor CARE Award

Benefits of the Bonus Exchange Program

Consistent with the Company’s focus on creating long-term shareholder value, our compensation program includes a bonus exchange program that encourages our employees to elect to receive time-vested LTIP Units in lieu of cash. Any portion of the cash bonus elected to be received in LTIP Units receives a 20% discount, with such Units subject to a long-term, five-year vesting period.  The Compensation Committee believes that this feature serves to reinforce a long-term focus by Management and promote retention.

Further, the 20% discount value is factored into each executive officer’s pay opportunity to ensure that the deferral would not result in compensation in excess relative to our peers.  By example, our CEO’s total target compensation is set at the median of our executive compensation peer group for 2018, inclusive of the discount.

Proxy advisory firm ISS has recommended a vote Against Proposal No. 3. The Board of Trustees hopes you will consider the above supplementary facts before you vote your shares.  Please read the complete proxy statement and accompanying materials carefully before you vote your shares.

The Board of Trustees recommend that you vote “FOR” Proposal No. 3. We encourage our shareholders to reach out directly to Jason Blacksberg at 914-288-8138 or jblacksberg@acadiarealty.com to discuss any questions you may have.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this schedule may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, and as such may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative thereof or other variations thereon or comparable terminology. The Company can go no assurance that such expectations will be achieved and undertakes no obligation to publicly update or revise any forward-looking statements.